AMERICA FIRST COMPANIES
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              1004 FARNAM STREET
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             OMAHA, NEBRASKA 68102
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           TELEPHONE (402) 444-1630


January 24, 2000





Dear Limited Partner:

As you know, we are asking our limited partners to approve the merger of the two Capital Source Funds. We continue to believe that the proposed transaction is in your best long-term interest as a limited partner. To date, a substantial majority of the limited partners from whom we have heard have agreed with us and have granted their consent for the merger. I am confident that once we have heard from the remaining limited partners, the merger will be approved. In order to provide all of our partners time to respond, the solicitation period has been extended until February 18, 2000.

You may have received a second letter from Mr. Alvin Panzer. While, again, we acknowledge his right to dissent, we do not believe that he has the right to make claims that are without merit and that are misleading. His allegations of inappropriate tactics on the part of the general partners are completely without basis. In our view, Mr. Panzer has, in both letters, taken things grossly out of context. The general partners have always acted with complete integrity and in the best interest of the limited partners in its handling of partnership funds and making of distributions.

The Panzers' lawsuit will assuredly cost your Partnerships more money. The general partners believe the Panzers' claims are entirely without merit and have recently moved to dismiss the lawsuit. The general partners intend to vigorously enforce all of its and the Partnerships' rights.

If you have any questions, please call America First at 1-800-239-8787 and select Option 4.

Sincerely,

Michael B. Yanney
Chairman